Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-173864) of CNL Lifestyle Properties, Inc. of our report dated October 31, 2011, with respect to the combined financial statements of Master MorSun, LP and MorSun Tenant, LP included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

McLean, Virginia

December 14, 2011